Exhibit 99(b)(1)

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”), DATED AS OF OCTOBER 22, 2008 BY AND AMONG (i)  OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P., A DELAWARE LIMITED PARTNERSHIP, (ii) THE BORROWERS (AS DEFINED THEREIN) AND (iii) WELLS FARGO FOOTHILL, LLC, AS AGENT (THE “AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE BORROWERS PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF OCTOBER 22, 2008 AMONG THE BORROWERS, THE AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO (THE “SENIOR CREDIT AGREEMENT”) AND RELATED AGREEMENTS, INSTRUMENTS AND DOCUMENTS; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND EACH MAKER HAS RECEIVED EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO EACH MAKER.

SUBORDINATED PROMISSORY NOTE

October 22, 2008	$43,500,000.00

FOR VALUE RECEIVED, each of Cyanco Intermediate Corp., a Delaware corporation (“Ultimate Parent”), Cyanco Holding Corp, a Delaware corporation, Cyanco Corporation, a Delaware corporation, Cyanco Company, LLC, a Delaware limited liability company, Nevada Chemicals, Inc., a Utah corporation and Winnemucca Chemicals, Inc., a Nevada corporation (each a “Maker” and collectively the “Makers”) hereby covenants and promises to pay to OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P., a Delaware limited partnership (the “Payee”) the principal amount of FORTY THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($43,500,000), together with any accrued interest and any other amounts payable hereunder or under any Subordinated Debt Document or such lesser amount as is outstanding hereunder.

1.                                       Loans.

(a)                                  Each Maker hereby covenants and promises to pay to the Payee the aggregate unpaid principal amount of all loan advances made to the Makers from time to time under this Note, together with interest thereon calculated in accordance with the provisions of this Note.

Subject to the terms and conditions of this Note, the Payee agrees to lend the Makers one loan advance in the aggregate amount of $43,500,000.  The loan advance made by the Payee pursuant to this Section 1(a), shall be sent by wire transfer of immediately available funds to an account specified by the Makers on the Closing Date or such other place as the Makers may from time to time designate.

(b)                                 Interest Accrual.  Interest shall accrue on a daily basis at a rate of twelve percent (12%) per annum (calculated on the basis of a 360 day year) on the unpaid principal balance of this Note (including any interest paid in kind) then outstanding; provided, however, that, during an Event of Default, interest shall accrue on a daily basis during the period commencing on the date of such Event of Default and ending on the date the Event of Default is cured or waived at a rate of fourteen percent (14%) per annum (calculated on the basis of the number of days in the applicable fiscal year) on the unpaid principal balance of this Note then outstanding.

(c)                                  PIK Interest; Capitalization of Interest.  All accrued and unpaid interest shall be paid in kind and added to the principal amount outstanding hereunder on each Interest Payment Date.

2.                                       Payments, etc.

(a)                                  Maturity Date.  On April 22, 2013 (the “Maturity Date”), the Makers shall pay in Dollars the entire unpaid principal amount of this Note then outstanding to the Payee, together with all accrued and unpaid interest thereon.

(b)                                 Prepayment at  Makers’ Election.  At any time, the Makers may without premium or penalty prepay all or any portion of the unpaid principal amount of this Note; provided that such prepayment is not prohibited by the Subordination Agreement.

(c)                                  Mandatory Prepayment.  Subject to the terms of the Subordination Agreement, upon the occurrence of a Change of Control (as defined in the Senior Credit Agreement), the Makers shall redeem this Note in full in cash at a price equal to the unpaid principal amount of the Note, plus all accrued and unpaid interest.

(d)                                 Replacement Notes.  Any Maker or holder of this Note may, but shall not be obligated to, request the issuance of replacement notes to evidence any increases in the principal amount of this Note pursuant to Section 1(a) with such replacement notes being identical in form and substance in all respects to this Note, including the subordination provisions hereunder.  Upon any such request, each Maker shall issue such replacement notes and the holder(s) of this Note or such replacement notes shall return such notes to be replaced to the Makers, in each case marked “cancelled”, or deliver to the Makers a lost note indemnity in form and substance satisfactory to the Makers.  The replacement and cancellation of notes pursuant to this Section 2(d) shall in no way be a novation of the Indebtedness evidenced by the notes being replaced  and cancelled.

(e)                                  Application of Principal Payments and Reductions.  All payments and prepayments of principal on this Note and all principal reductions effected in accordance with the terms of this Note shall be applied first, to the unpaid principal balance of this Note then outstanding (other than principal attributable to the capitalization of interest in accordance with

Section 1(c)) and second, to the unpaid principal balance of this Note attributable to the capitalization of interest in accordance with Section 1(c).

3.                                       Guaranty.  All obligations of each Maker under this Note and the other Subordinated Debt Documents (other than the Guarantees) are hereby jointly and severally guaranteed by each Guarantor pursuant to one or more guarantees (each, a “Guaranty”) in form and substance substantially similar to the form of guaranty attached hereto as Exhibit A.

4.                                       Representations and Warranties.  Each Maker hereby represents and warrants to the Payee that each of the representations and warranties set forth in the Senior Credit Agreement are true and correct as of the date hereof, and each such representation and warranty is incorporated mutatis mutandis as if set forth fully in this Note and as if applicable to the holders and the Subordinated Debt Documents instead of the Senior Loan Documents.  The representations and warranties shall survive the execution and delivery of this Note.

5.                                       Covenants.

(a)                                  Use of Proceeds.  Each Maker shall use the proceeds provided by the Payee pursuant to the terms of this Note to pay the purchase price for the Acquisitions (as defined in  the Senior Credit Agreement).

(b)                                 Notifications of Defaults on Senior Credit Agreement.  As soon as practicable and in event within one (1) Business Day after giving or receiving any notice that a default or event of default has occurred under the Senior Credit Agreement, the Makers shall deliver to the holder of this Note a copy of any such notice.

(c)                                  Guaranties.  Each Maker shall deliver, or cause to delivered, such guaranties as are necessary to provide the holders of this Note with guaranties by the same entities delivered pursuant to the Senior Credit Agreement, together with all other agreements, documents and instruments in furtherance of such guaranties, in each case, as any holder of this Note may from time to time reasonably request.

(d)                                 Existence.  Each Maker shall, at all times, preserve and keep in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits necessary for the normal conduct of its business except where the failure to be in compliance would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change.

(e)                                  Financial Statements, Reports, Certificates.  Deliver to Payee, each of the financial statements, reports, and other items set forth on Schedule 5.1 of the Senior Credit Agreement at the times specified therein.  The Makers shall furnish Payee with such additional information (financial or otherwise) as Payee shall reasonably request.

(f)                                    Further Assurance.  Each Maker will execute and deliver to Payee from time to time, upon demand, such supplemental agreements, or instructions or documents relating to this Note, and such other instruments as Payee may reasonably request, in order that the full intent of this Note may be carried into effect. Each Maker shall take such actions as Payee may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors.

6.                                       Events of Default; Remedies.

(a)                                  Events of Default.  The term “Event of Default” as used herein means the occurrence or happening, at any time and from time to time, any of the following:

(i)                                     the failure of the Makers to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on this Note or the full amount of any principal payment on this Note, and such failure to pay is not cured within thirty (30) days after the same becomes due and payable; provided, that any interest which is paid in kind in accordance with Section 1 shall not be deemed to be an Event of Default under this Note due to the fact that such interest is not paid in cash;

(ii)                                  If (a) an Insolvency Proceeding is commenced by a Maker or any of its Subsidiaries, or any Maker takes any corporate or other action to authorize commencement of an Insolvency Proceeding or (b) any Maker or Subsidiary thereof shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts generally become due or, except as otherwise permitted under this Note, ceases to carry on its business as will be carried on by it immediately following the Closing Date;

(iii)                               If an Insolvency Proceeding is commenced against a Maker or any of its Subsidiaries and any of the following events occur: (a) such Maker or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) a trustee, interim trustee, receiver, interim receiver, receiver-manager, monitor, liquidator, liquidator assignee, sequestrator, custodian or other officer having similar powers over such Maker or Subsidiary, or over all or a substantial part of their property is appointed to take possession of all or any substantial portion of the properties, or assets or undertakings of, or to operate all or any substantial portion of the business of, such Maker or its Subsidiary, (e) a warrant or order of attachment, execution, garnishment, charging orders, sequestration, levy, third party demand or similar process shall have been issued against any substantial part of the property of such Maker or Subsidiary, or (f) an order or decree for relief shall have been issued or entered therein;

(iv)                              except as provided in clause (i) above, any Maker or any Guarantor shall be in material default under any Makers’ covenants set forth herein, any guaranty or any other Subordinated Debt Document, and shall fail to cure such material default within thirty (30) days following written notice from Payee;

(v)                                 any representation or warranty made or deemed made by or on behalf of any Maker or any Guarantor or by any officer of the foregoing under or in connection with this Note or under or in connection with any report, certificate, or other document delivered to any holder of this Note shall have been incorrect in any material respect when made or deemed made;

(vi)                              any Maker, any Guarantor or any of their respective Subsidiaries shall fail to pay when due any principal of or interest or premium on any of its Indebtedness (excluding the obligations hereunder) to the extent that the aggregate principal amount of all such Indebtedness exceeds $550,000 (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such other default or event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; provided that this clause (v) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets or as a result of the application (other than by reason of a breach or default by any Maker or any Guarantor) of any provision in such Indebtedness that requires any Maker or any Guarantor to prepay a portion (but less than substantially all) of such Indebtedness then outstanding or that requires the any or any Guarantor to offer to redeem or repurchase some (but less than substantially all) of such Indebtedness then outstanding;

(vii)                           any material provision of this Note, or any other Subordinated Debt Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Maker or any Guarantor intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Maker or any Guarantor or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Maker or any Guarantor shall deny in writing that it has any liability or obligation purported to be created under this Note, or any other Subordinated Debt Document;

(viii)                        If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $550,000, or more (except to the extent fully covered by insurance with respect to which the insurer has not denied liability therefor in writing) is entered or filed against a Maker or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award; or

(ix)                                If a Maker or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

(b)                                 Remedies.  Subject to the Subordination Agreement, upon the occurrence of an Event of Default, the Majority Payees may declare all or any portion of the unpaid Obligations to be immediately due and payable (provided, however, that if an Event of Default specified in Section 6(a)(ii) or (iii) occurs, the entire unpaid Obligations shall forthwith become and be immediately due and payable without any declaration or other act on the part of the Majority Payees).

7.                                       Amendment or Waiver.  Except as otherwise expressly provided herein and except as otherwise expressly provided in the Subordination Agreement, the provisions of this Note may be amended or waived and each Maker may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if each Maker has obtained the written consent of the Majority Payees.

8.                                       Definitions.  For purposes of this Note, the following capitalized terms have the following meaning:

“Agent” has the meaning set forth in the legend to this Note.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Legislation” means, collectively, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other domestic or foreign law relating to bankruptcy, judicial management, insolvency, winding-up, restructuring, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto.

“Borrowers” has the meaning set forth in the legend to this Note.

“Business Day” means each day other than a Saturday, Sunday or legal holiday in the States of Delaware, Utah or Nevada.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Closing Date” means October 22, 2008.

“Dollars” or “$” means United States dollars.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority” means any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means (a) the Ultimate Parent and each of its Subsidiaries and (b) each other Person that becomes a guarantor after the date first written above unless otherwise consented to by the Payee, and “Guarantor” means any one of them.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by a Maker or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Maker’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, Bankruptcy Legislation or under any other provincial, state or federal bankruptcy, insolvency or similar law (domestic or foreign) now or hereafter in effect, or in respect of any assignments for the general benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, dissolution, liquidation, insolvency, winding-up, restructuring or other similar relief.

“Interest Payment Date” means the first day of each month.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, hypothec, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Majority Payees” means the holders of a majority of then outstanding principal amount of this Note and any additional notes issued in connection with assignments and transfers permitted by Section 10.

“Makers” has the meaning set forth in the preamble to this Note.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Ultimate Parent and its Subsidiaries, taken as a whole or (b) a material impairment of any Maker’s and its Subsidiaries’ ability to perform its obligations under the Subordinated Debt Documents to which it is a party.

“Obligations” means (a) all loans, advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding letters of credit, premiums, liabilities, obligations (including indemnification obligations), fees, charges, costs, lease payments, guaranties, covenants, and duties of any kind and description owing by any Maker to the Payee  pursuant to or evidenced by this Note and the other Subordinated Debt Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that any Maker is required to pay or reimburse by the Subordinated Debt Documents, by law, or otherwise, and any reference in this Note or in the Subordinated Debt Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Payee” has the meaning set forth in the preamble to this Note.

“Payee’s Account” has the meaning set forth in Section 12 of this Note.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Senior Credit Agreement” has the meaning set forth in the legend to this Note.

“Senior Loan Documents” means the Senior Credit Agreement and the other Loan Documents (as such term is defined in the Senior Credit Agreement), or any other security, collateral, ancillary or other documents entered into in connection with or related to any agreement that is a Senior Credit Agreement, as the same may be amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time.

“Subordinated Debt Documents”  means this Note, the Guaranty and each other document, note, instrument or agreement entered into or delivered in connection therewith, as amended, restated, modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, and any other agreement extending the maturity of, consolidating, otherwise restructuring (including adding or deleting Subsidiaries or affiliates of any Maker or any other Person as parties thereto), renewing, replacing or refinancing all or any portion of the indebtedness owed to Payee.

“Subordination Agreement” has the meaning set forth in the legend to this Note.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Capital Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Ultimate Parent” has the meaning set forth in the preamble to this Note.

9.                                       Cancellation.  Immediately after all principal and accrued interest at any time owed on this Note has been indefeasibly paid in full, this Note shall be automatically canceled and the Payee shall immediately surrender this Note to the Makers for cancellation.  After cancellation of this Note, this Note shall not be reissued.

10.                                 Assignment.  The Payee may assign at any time this Note to any of its affiliates, any financial institutions or any other person, in which event, the assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were the Payee, except as otherwise provided by the terms of such assignment or participation.  The rights and obligations of any Maker and the holder of this Note shall be binding upon and benefit the successors and permitted assigns and transferees of any Maker and the holder of this Note.  In the event of any permitted assignment hereunder, (i) the Payee agrees to pay for all costs associated with documenting, implementing or otherwise accommodating such Transfer, (ii) the prospective Payee shall be, and shall provide a representation that it is, entering into such Transfer for its own account and not with a view to, or for sale in connection with, any subsequent distribution) and (iii) the prospective Payee shall become a party to this Note (or any replacement hereof) and each Subordination Agreement then in effect in accordance with the provisions of such Subordination Agreement.

11.                                 Payments.  All payments to be made to the Payee shall be made in the lawful money of the United States of America in immediately available funds.

12.                                 Determinations; Judgment Currency.  This is an international financial transaction in which the specification of a currency and payment in the United States is of the essence.  Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Note or under any other Subordinated Debt Document, and all such payments shall be made to the account specified by the Payee (the “Payee’s Account”) in immediately available funds.  To the fullest extent permitted by applicable law, the Obligations of each Maker to Payee under this Note and under the other Subordinated Debt Documents shall not be discharged by any amount paid in any other currency or in any other manner than to the Payee’s Account to the extent that the amount so paid after conversion under this Note and transfer to the Payee’s

Account does not yield the amount of Dollars in the United States due under this Note and under the other Subordinated Debt Documents.  If, for the purposes of obtaining or enforcing judgment against Makers in any court in any jurisdiction in connection with this Note or any Subordinated Debt Document, it becomes necessary to convert into any other currency (such other currency being referred to as the “Judgment Currency”) an amount due under this Note or any Subordinated Debt Document in Dollars other than Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (a) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that would give effect to such conversion being made on such date, or (b) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 12 being hereinafter referred to as the “Judgment Conversion Date”).  If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12 above, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, each Maker and its Subsidiaries shall pay such additional amount (if any and in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  The term “rate of exchange” in this Section 12 means the spot rate of exchange at which Payee would, on the relevant date at or about 12:00 noon (California time), be prepared to sell Dollars against the Judgment Currency.  Any amount due from each Maker and its Subsidiaries under this Section 12 shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note or any other Subordinated Debt Document.  Where any amount is denominated in Dollars under this Agreement but requires for its determination an amount which is determined in another currency, Payee shall determine the applicable exchange rate in its sole discretion.

13.                                 Joint and Several Liability of Makers

(a)                                  Each Maker is accepting joint and several liability hereunder and under the other Subordinated Debt Documents in consideration of the financial accommodations to be provided by the holders of this Note, for the mutual benefit, directly and indirectly, of each Maker and in consideration of the undertakings of the other Maker to accept joint and several liability for the Obligations.

(b)                                 Each Maker, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Maker, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 13), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Maker without preferences or distinction among them.

(c)                                  If and to the extent that any Maker shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Maker will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each Maker under the provisions of this Section 13 constitute the absolute and unconditional, full recourse Obligations of each Maker enforceable against each Maker to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Note or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Note, each Maker hereby waives, to the fullest extent permitted by applicable law, notice of acceptance of its joint and several liability, notice of any amounts issued under or pursuant to this Note, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Note, notice of any action at any time taken or omitted by any holder under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the fullest extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Note (except as otherwise provided in this Agreement).  Each Maker hereby assents to, and waives, to the extent permitted by law, notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the holder of this Note at any time or times in respect of any default by any Maker in the performance or satisfaction of any term, covenant, condition or provision of this Note, any and all other indulgences whatsoever by the holder of this Note in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Maker.  Without limiting the generality of the foregoing, each Maker assents to any other action or delay in acting or failure to act on the part of the holder of this Note with respect to the failure by any Maker to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 13 afford grounds for terminating, discharging or relieving any Maker, in whole or in part, from any of its Obligations under this Section 13, it being the intention of each Maker that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Maker under this Section 13 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Maker under this Section 13 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Maker or holder of this Note.

(f)                                    Each Maker represents and warrants to the Payee that such Maker is currently informed of the financial condition of Makers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Maker further represents and warrants to holder of this Noted that such Maker has read and understands the terms and conditions of the Subordinated Debt Documents.  Each Maker hereby covenants that such Maker will continue to keep informed of Makers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                 The provisions of this Section 13 are made for the benefit of holder of this Note and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Makers as often as occasion therefor may arise and without requirement on the part of the holder of this Note, such holder, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any  Maker or to exhaust any remedies available to it or them against any Maker or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 13 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any holder of this Note upon the insolvency, bankruptcy or reorganization of any Maker, or otherwise, the provisions of this Section 13 will forthwith be reinstated in effect, as though such payment had not been made.

(h)                                 Each Maker hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Maker with respect to any liability incurred by it hereunder or under any of the other Subordinated Debt Documents, any payments made by it to holder of this Note with respect to any of the Obligations until such time as all of the Obligations have been paid in full.  Any claim which any Maker may have against any other Maker with respect to any payments to the holder of this Note hereunder or under any other Subordinated Debt Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Maker, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Maker therefor.

(i)                                     Each Maker hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Maker to any other Maker is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Maker hereby agrees that after the occurrence and during the continuance of any Event of Default, such Maker will not demand, sue for or otherwise attempt to collect any indebtedness of any other Maker owing to such Maker until the Obligations shall have been paid in full.  If, notwithstanding the foregoing sentence, such Maker shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Maker in trust for the holder of this Note, and such Maker shall deliver any such amounts to holder of this Note (subject to the Subordination Agreement) for application to the Obligations.

14.                                 Place of Payments.  Payments of principal and interest shall be delivered as directed by prior written notice by the holder of this Note to the Makers or, if not specified by such holder, then to such holder, at the address of such holder set forth on the Makers’ records or at such other address as is specified by prior written notice by such holder to the Makers.

15.                                 Governing Law.  THE VALIDITY OF THIS NOTE, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND

CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE PAYEE’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE PAYEE ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH MAKER AND THE PAYEE WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 15.

EACH MAKER AND THE PAYEE HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH MAKER AND THE PAYEE REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

16.                                 Waiver of Presentment, Demand and Dishonor.  Each Maker hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the Obligations and any and all extensions, renewals, and modifications hereof.

17.                                 Expenses; Taxes; Attorneys Fees.  Each Maker will pay on demand, all costs and expenses incurred by or on behalf of each holder, including reasonable fees, costs, client charges and expenses of counsel for each holder, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Note and any other Subordinated Debt Document, (b) any requested amendments, waivers or consents to this Note or any other Subordinated Debt Document whether or not such documents become effective or are given, (c) the enforcement, preservation and protection of any holder’s rights under this Note or any other Subordinated Debt Document, (d) the defense of any claim or action asserted or brought against any holder by any Person that arises from or relates to this Note or any other Subordinated Debt Document or any holder’s claims against any Maker or any Guarantor, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Note or any other Subordinated Debt Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any holder, in connection with this Note or any other Subordinated Debt Document, (g) any attempt to collect from any Maker or any Guarantor, (h) all liabilities and costs arising from or in connection with the past, present or future operations of any Maker or any Guarantor involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any release of hazardous materials on, upon or into such property, (i) any environmental liabilities incurred in connection with the investigation, removal, cleanup or remediation of any hazardous materials present or arising out of the operations of any facility owned or operated by any Maker or any Guarantor, (j) any environmental liabilities incurred in connection with any environmental lien, or (k) the receipt by any holder of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Subordinated Debt Document:  (x) each Maker agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any holder to be payable in connection with this Note or any other Subordinated Debt Document, and each Maker agrees to save each holder harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Makers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Note and the other Subordinated Debt Documents, and (z) if any Maker fails to perform any covenant or agreement contained herein or in any other Subordinated Debt Document, the holder may itself perform or cause performance of such covenant or agreement, and the expenses of the holder incurred in connection therewith shall be reimbursed on demand by the Makers.

18.                                 Indemnification.  The Makers shall jointly and severally pay, indemnify, defend, and hold the Payee (the “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that the Makers shall not be liable for costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Subordinated Debt Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Note, any of the Subordinated Debt Documents, or the transactions contemplated hereby or thereby or the monitoring of the Maker’s and their respective Subsidiaries’ compliance with the terms of the Subordinated Debt Documents, (b) with respect to any investigation, litigation, or proceeding related to this Note, any other Subordinated Debt Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence, release, migration or emission of hazardous materials or violation of environmental laws at, on, under, to or from any assets or properties owned, leased or operated by any Maker or Subsidiary thereof in connection with the activities of any Maker or Subsidiary thereof, or any environmental actions or environmental liabilities (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, the Makers shall have no obligation to any Indemnified Person under this Section 18 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Note and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Maker was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

19.                                 Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the immediately following Business Day, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

20.                                 No Waiver.  The rights and remedies of the holder of this Note expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the holder of this Note in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default.  No course of dealing between the Makers and the holder of this Note or their agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default.  No notice to or demand upon Makers in any case shall entitle Makers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the holder of this Note to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

21.                                 Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Note and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.

22.                                 Usury Laws.  Notwithstanding any provisions of this Note or any other Subordinated Debt Document to the contrary, in no event shall any Subordinated Debt Document require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by law or in an amount or at a rate that would result in the receipt by the Payee of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada).  Where more than one such law is applicable to any Maker, such Maker shall not be obliged to make payment in an amount or at a rate higher than the lowest amount or rate permitted by such laws.  If from any circumstances whatever, fulfillment of any provision of this Note or any other Subordinated Debt Document shall involve transcending the limit of validity prescribed by any applicable law for the collection or charging of interest, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Payee shall ever receive anything of value as interest or deemed interest under this Note or any other Subordinated Debt Document in an amount that would exceed the highest lawful rate of interest permitted by any applicable law, such amount that would be excessive interest shall be applied to the reduction of the principal amount of the Obligations, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Obligations, the amount exceeding the unpaid balance shall be refunded to the applicable Maker.  In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate, the Makers and the Payee shall, to the maximum extent permitted by applicable law (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of such indebtedness so that interest thereon does not exceed the maximum amount permitted by applicable law, or (d) allocate interest between portions of such indebtedness to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.  The parties acknowledge and agree that all calculations of interest under this Note are to be made on the basis of the nominal interest rate described herein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.  The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

23.                                 Counterparts; Telefacsimile or Electronic Mail Execution.  This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.  Delivery of an executed counterpart of this Note by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Note.  Any party delivering an executed counterpart of this Note by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Note but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Note.

24.                                 Notices.  Unless otherwise provided in this Note, all notices or demands relating to this Note or any other Subordinated Debt Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to any Maker or Payee, as the case may be, they shall be sent to the respective address set forth below:

If to any Maker:	CYANCO HOLDING CORP.
333 S. Grande Ave., 28th Floor
Los Angeles, CA 90071
Attn: Jordon Kruse and Cass Traub
Fax No.: (213) 830-6394

with copies to:	OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P.
c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attn: Jordon Kruse and Cass Traub
Fax No.: (213) 830-6394

with copies to:	KIRKLAND & ELLIS, LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Christopher Butler, P.C.
Fax No.: (312) 861-2200

If to Payee:	OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P.
c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attn: Jordon Kruse and Cass Traub
Fax No.: (213) 830-6394

with copies to:	KIRKLAND & ELLIS, LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Christopher Butler, P.C.
Fax No.: (312) 861-2200

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 24, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening on business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

*          *          *          *          *

IN WITNESS WHEREOF, each Maker has executed and delivered this Subordinated Promissory Note on the date first above written.

CYANCO INTERMEDIATE CORP., a
Delaware corporation

CYANCO HOLDING CORP., a Delaware corporation

CYANCO CORPORATION, a Delaware corporation

NEVADA CHEMICALS, INC., a Utah corporation

WINNEMUCCA CHEMICALS, INC., a Nevada corporation

CYANCO COMPANY, LLC, a Delaware limited liability company

By:	/s/ John Burrows
Name:	John Burrows
Its:	President

Agreed to and accepted as of the date first written above.

OCM PRINCIPAL OPPORTUNITIES
FUND IV DELAWARE, L.P., a Delaware limited
partnership

By:	Ocm Principal Opportunities
Fund IV Delaware, GP, Inc., its general partner

By:	/s/ Jordon L. Kruse
Name:	Jordon L. Kruse
Title:	Authorized Signatory

By:	/s/ Cass Traub
Name:	Cass Traub
Title:	Authorized Signatory

Signature Page to Subordinated Promissory Note

EXHIBIT A

GUARANTY